Exhibit 21

Subsidiaries of Hallmark Financial Services, Inc.

Name of Subsidiary	Jurisdiction of Incorporation

o	Aerospace Claims Management Group, Inc.	Texas
o	Aerospace Flight, Inc.	Texas
o	Aerospace Holdings, LLC	Texas
o	Aerospace Insurance Managers, Inc.	Texas
o	Aerospace Special Risk, Inc.	Texas
o	American Hallmark General Agency, Inc.	Texas
o d/b/a Hallmark Specialty Personal Lines
o	American Hallmark Insurance Company of Texas	Texas
o	American Hallmark Insurance Services, Inc.	Texas
o d/b/a Hallmark Commercial Insurance Solutions
o	CYR Insurance Management Company	Texas
o	Effective Claims Management, Inc.	Texas
o	Hallmark Claims Service, Inc.	Texas
o	Hallmark County Mutual Insurance Company*	Texas
o	Hallmark Finance Corporation	Texas
o	Hallmark Insurance Company	Arizona
o d/b/a Hallmark American Insurance Company
o	Hallmark National Insurance Company	Arizona
o	Hallmark Specialty Insurance Company	Oklahoma
o	Hardscrabble Data Solutions, LLC	New Jersey
o	Heath XS, LLC	New Jersey
o d/b/a Hallmark E&S
o d/b/a Hallmark E&S Insurance Services, LLC
o	Pan American Acceptance Corporation	Texas
o	TBIC Holding Corporation, Inc.	Texas
o	TBIC Risk Management, Inc.	Texas
o	Texas Builders Insurance Company	Texas
o	Hallmark Specialty Underwriters, Inc.	Texas
o	TGA Special Risk, Inc.	Texas

* Controlled through a management agreement.